Exhibit e1

THE MAINSTAY FUNDS

AMENDED AND RESTATED

MASTER DISTRIBUTION AGREEMENT

This Amended and Restated Master Distribution Agreement (“Agreement”) effective as of August 1, 2014, amends and restates the Master Distribution Agreement dated as of August 1, 2002, between THE MAINSTAY FUNDS, a Massachusetts business trust (the “Trust”), and NYLIFE DISTRIBUTORS LLC, a Delaware limited liability company (the “Distributor”).

WITNESSETH:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and it is in the interest of the Trust to offer its shares of beneficial interest (the “Shares”) for sale continuously; and

WHEREAS, the Shares of the Trust are divided into separate series (the “Series”), each of which has been established pursuant to a written instrument executed by the Trustees of the Trust, and the Trustees may from time to time terminate such Series or establish and terminate additional Series and such additional Series may be added to this Agreement by resolution of the Board of Trustees of the Trust;

WHEREAS, the Trust currently has an effective registration statement filed pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act;

WHEREAS, the Trust and the Distributor entered into the Master Distribution Agreement dated as of August 1, 2002 (which had combined certain previous distribution agreements) with each other with respect to the continuous offering of the Trust’s Shares; and

WHEREAS, this Agreement amends and restates, in its entirety, the Master Distribution Agreement in order to make certain ministerial changes designed to facilitate the administration of this Agreement;

NOW, THEREFORE, the parties agree as follows:

Section 1. Appointment of the Distributor. The Trust hereby appoints the Distributor its agent to sell and to arrange for the sale of the Shares of the Series, including both issued and treasury shares, on the terms and for the period set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to act hereunder.

Section 2. Services and Duties of the Distributor.

(a) The Distributor agrees to sell, as agent for the Trust, from time to time during the term of this Agreement, the Shares of each Series (whether unissued or treasury shares, in the Trust’s sole discretion) upon the terms described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the Prospectus, which may include separate prospectuses for each Series, and the Statement of Additional Information included as part of the Trust’s Registration Statement, as such Prospectus and Statement of Additional Information may be amended or supplemented from time to time, and the term “Registration Statement” shall mean the Registration Statement most recently filed from time to time by the Trust with the Securities and Exchange Commission and effective under the 1933 Act and the 1940 Act, as such Registration Statement is amended by any amendments thereto at the time in effect.

(b) Upon the effective date of this Agreement, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of the Shares of any Series and will accept such orders on behalf of any Series as of the time of receipt of such orders and will transmit such orders as are so accepted to the Trust’s transfer and dividend disbursing agent as promptly as practicable. Purchase orders shall be deemed effective at the times and in the manner set forth in the Prospectus.

(c) The Distributor may enter into dealer agreements with any registered and qualified retail dealers as it may select with respect to sales of Shares of the Series or the provision of service activities.

(d) The offering price of the Shares of each Series shall be the net asset value specified and determined as provided in the Prospectus. The Trust shall furnish the Distributor, with all possible promptness, an advice of each computation of net asset value.

(e) The Distributor shall not be obligated to sell any certain number of Shares.

(f) The Distributor is authorized on behalf of the Series to purchase Shares of any Series presented to it by dealers at the price determined in accordance with, and in the manner set forth in, the Prospectus.

(g) The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

Section 3. Duties of the Trust.

(a) The Trust agrees to sell Shares of its various Series so long as it has Shares of any such Series available for sale except for such times at which the sale of Shares of any such Series has been suspended by order of the Trustees or order of the Securities and Exchange Commission; and to deliver certificates (if any) for, or cause the Trust’s transfer and dividend disbursing agent (of such other agent as designated by the Trust) to issue confirmations evidencing, such Shares of any such Series registered in such names and amounts as the Distributor has requested in writing, as promptly as practicable after receipt by the Series of payment therefor at the net asset value thereof and written request of the Distributor therefor.

(b) The Trust shall keep the Distributor fully informed with regard to its affairs and shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Series, and this shall include one certified copy, upon request by the Distributor, of all financial statements prepared by the Trust and audited by its independent accountants and such reasonable number of copies of its most current Prospectus and annual and interim reports as the Distributor may request and shall cooperate fully in the efforts of the Distributor to sell and arrange for the sale of the Shares of the Series and in the performance of the Distributor under this Agreement.

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(c) The Trust shall take, from time to time, all such steps, including payment of the related filing fee, as may be necessary to register the Shares under the 1933 Act and to make available for sale such number of Shares as the Distributor may be expected to sell. The Trust agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in a Registration Statement or Prospectus, or necessary in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein misleading.

(d) The Trust shall use its best efforts to qualify and maintain the qualification of an appropriate number of Shares of its Series for sale under the securities laws of such states as the Distributor and the Trust may approve, and, if necessary or appropriate in connection therewith, to qualify and maintain the qualification of the Trust as a broker or dealer in such states; provided that the Trust shall not be required to amend its Declaration of Trust or By-laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of its Shares in any state from the terms set forth in its Registration Statement and Prospectus, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of its Shares. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust in connection with such qualifications.

Section 4. Expenses.

(a) Each separate Series shall bear all costs and expenses of the continuous offering of its Shares, including such common costs and expenses which will be allocated among the Series, in connection with: (i) fees and disbursements of its counsel and independent accountants, (ii) the preparation, filing and printing of any registration statements and/or Prospectuses required by and under the federal securities laws, (iii) the preparation and mailing of annual and interim reports, Prospectuses and proxy materials to shareholders, (iv) the qualifications of the Shares for sale and of the Trust pursuant to Section 3(d) hereof and the cost and expenses payable to each such state for continuing qualification therein and (v) any expenses assumed by the Trust pursuant to a Plan of Distribution adopted in conformity with Rule 12b-1 under the 1940 Act.

(b) The Distributor shall bear: (i) the costs and expenses of preparing, printing and distributing any materials not prepared by the Trust and other materials used by the Distributor in connection with its offering of Shares of each Series for sale to the public, including the additional cost of printing copies of the Prospectus and of annual and interim reports to shareholders, other than copies thereof required for distribution to existing shareholders or for filing with any federal securities authorities, (ii) any expenses of advertising incurred by the Distributor in connection with such offering and (iii) the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.

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Section 5. Fees. In addition to any fees received pursuant to the Plan of Distribution adopted in conformity with Rule 12b-1 under the 1940 Act as described in Section 4(a) and (b) herein, the Distributor shall also be entitled to retain all proceeds derived from the imposition of contingent deferred sales charges as described in the Trust’s Prospectus and any other fees or sales charges described in the Trust’s Prospectus or Statement of Additional Information.

Section 6. Indemnification. The Trust agrees to indemnify, defend and hold the Distributor, its officers and directors and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, directors or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in the Registration Statement or Prospectus; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or Trustee of the Trust or who controls the Trust within the meaning of Section 15 of the 1933 Act, shall not inure to the benefit of such officer, Trustee or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Trust or to its security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. The Trust’s agreement to indemnify the Distributor, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon the Trust’s being promptly notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given by letter or telegram addressed to the Trust at its principal business office. The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or Trustees in connection with the issue and sale of the Shares of any Series.

The Distributor agrees to indemnify, defend and hold the Trust, its officers and Trustees and any person who controls the Trust, if any, within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its Trustees or officers or any such controlling person may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its Trustees or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement or Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading. The Distributor’s agreement to indemnify the Trust, its Trustees and officers, and any such controlling person as aforesaid is expressly conditioned upon the Distributor’s being promptly notified of any action brought against the Trust, its officers or Trustees or any such controlling person, such notification being given to the Distributor at its principal business office.

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Section 7. Compliance with Securities Laws. The Trust represents that it is registered as a diversified open-end management investment under the 1940 Act, and agrees that it will comply with all of the provisions of the 1940 Act and of the rules and regulations thereunder. The Trust and the Distributor each agree to comply with all of the applicable terms and provisions of the 1940 Act, the 1933 Act and, subject to the provisions of Section 3(d) hereof, all applicable state “Blue Sky” laws, including but not limited to the broker-dealer registration requirements. The Distributor agrees to comply with all of the applicable terms and provisions of the Securities Exchange Act of 1934, as amended, including but not limited to the broker-dealer registration requirements.

Section 8. Term of Agreement; Termination. This Agreement shall commence on the date first set forth above. This Agreement shall continue in effect with respect to each Series for a period of one year from the effective date hereof (except with respect to any Series established by the Trust after the effective date of this Agreement, for which the Agreement will continue, for an initial period of two years from the date that such Series is added to this Agreement) and thereafter only so long as such continuance is specifically approved at least annually with respect to that Series in conformity with the requirements of the 1940 Act and the Rules thereunder.

This Agreement shall terminate automatically in the event of its assignment (as defined by the 1940 Act). In addition, this Agreement may be terminated by either party at any time, without penalty, on not more than sixty days’ nor less than thirty days’ written notice to the other party.

Section 9. Notices. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Distributor at 169 Lackawanna Avenue, Parsippany, NJ 07054, or (2) to the Trust at 51 Madison Avenue, New York, NY 10010.

Section 10. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

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Section 11. Liability of Shareholders, Trustees, etc. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders in the Trust shall be personally liable hereunder. The name “The MainStay Funds” is the designation of the Trust for the time being under a Declaration of Trust dated January 9, 1986, as amended, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No Series shall be liable for any claims against any other Series.

Section 12. Use of Name. It is understood that the name "New York Life" or any derivative thereof or logo associated with that name is the valuable property of New York Life Insurance Company and its affiliates, and that the Trust has the right to use such name or derivative or logo only with the approval of New York Life Insurance Company. Upon notification by New York Life Insurance Trust to cease to use such name, the Trust (to the extent that it lawfully can) will cease to use such name or any other name indicating that the Trust is advised or administered by or otherwise connected with New York Life Insurance Company or any organization which shall have succeeded to its business.

Section 13. Advertising Materials. Other than the currently effective Prospectus, the Distributor will not issue any advertising materials in connection with the sale of Shares, except for advertising materials which conform with the requirements of federal and state securities laws and regulations and rules of the Financial Industry Regulatory Authority, Inc. The Distributor agrees to cease use and publication of any advertising materials used in the sale of Shares upon reasonable objection of the Trust.

Section 14. Confidentiality. The Distributor agrees to treat all records and other information related to each Series as proprietary information of that Series and, on behalf of itself and its employees, to keep confidential all such information, except that the Distributor may: (i) disclose portfolio holdings of a Series solely in accordance with the Series’ portfolio holdings disclosure policies and procedures; (ii) release such other information as approved in writing by a Series, which approval shall not be unreasonably withheld, provided, however, that the Distributor may release any information regarding a Series without the consent of that Series if the Distributor reasonably believes that it may be exposed to civil or criminal legal proceedings for failure to comply, when requested to release any information by duly constituted authorities or when so requested by a Series; (iii) disclose information that is generally known or available to the public through no fault or breach by the Distributor; and (iv) disclose information to New York Life Investments, its employees and agents.

Section 15. Privacy. The Distributor will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

NYLIFE DISTRIBUTORS LLC

By: /s/ Brian D. Wickwire

Name: Brian D. Wickwire

Title: Chief Operating Officer

THE MAINSTAY FUNDS

By: /s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: President

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